Exhibit 10.16

[NTN BUZZTIME LETTERHEAD]

May 29, 2008

Michael Fleming

1265 Hillside Road

Pasadena, CA 91105

PERSONAL AND CONFIDENTIAL

Dear Michael:

On behalf of NTN Buzztime, Inc. (the “Company”), I am pleased to offer you the full-time position of interim Chief Executive Officer (“interim CEO”) of the Company. As you know, the Company has commenced a search for candidates for the Chief Executive Officer position. The terms of your position as interim CEO of the Company are as set forth below in this Letter Agreement:

1. Duties and Scope of Employment.

(a) Position. As of the Start Date (as defined below), you will serve as interim CEO of the Company. In such capacity you will report to and be subject to the direction and control of the Company’s Board of Directors (the “Board”). You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as shall reasonably be assigned to you by the Board. You will work out of the Company’s headquarters office in Carlsbad, California.

(b) Board Membership. During the Employment Term (as defined below), you will continue to serve as a member of the Board, subject to stockholder approval as required in the future, and you will serve as Chairman of the Board. You will resign as a member and chairman of the Audit Committee and the Nominating and Corporate Governance Committee effective as of the Start Date. At the time your employment as interim CEO terminates, you will continue to serve as Chairman of the Board if duly elected by other members of the Board and you will be eligible to receive such compensation as is customarily provided by the Company for this position. At that time, the Board will consider your reappointment to the Audit Committee and the Corporate Governance Committee. In the event that your employment as interim CEO is terminated by the Company for Cause (as such term is defined in the form Executive Employee Incentive Stock Option Agreement issued under the Company’s 2004 Performance Incentive Plan), you shall immediately resign as a member of the Board.

(c) Obligations to the Company. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the terms hereof. During the Employment Term, you further agree that you will devote all of your business time and attention to the business of the Company, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, you may continue to serve in your capacity as a member of the board of directors of Contendo Vici LLC as long as such service does not materially interfere with your performance of your duties and responsibilities to the Company under this Agreement. Nothing in this Letter Agreement will prevent you from accepting speaking engagements in exchange for honoraria, from serving on boards of charitable organizations, or from investing in other businesses provided you are not actively participating in any such business as a director, employee, independent contractor, partner, principal, agent or otherwise, and provided further that any such business is not competitive with the business conducted by the Company (as conducted now or during the Employment Term), and no consent from the Board shall be required for any such activities. You will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the Employment Term.

(d) Term. Subject to fulfillment of any conditions imposed by this Letter Agreement, you will commence full-time employment with the Company on May 29, 2008 (the “Start Date”). Your period of employment under this Letter Agreement will end at the close of business on December 31, 2008, unless either party terminates this Letter Agreement earlier pursuant to Section 3(b). The period of your employment under this Letter Agreement is referred to herein as the “Employment Term.”

2. Compensation. For the duties and services to be performed by you hereunder, the Company shall pay you, and you agree to accept, the salary, bonus, stock option and other benefits described below in this Section 2 during the Employment Term.

(a) Salary. You will receive a monthly salary of $33,333.33, payable in two equal payments per month pursuant to the Company’s normal payroll practices and subject to applicable tax withholding and authorized deductions.

(b) Bonus. During the Employment Term, you will be eligible to receive a cash bonus based exclusively on the Company’s performance against the FY 2008 EBITDA metric (the “Metric”) described in the Company’s forecast dated May 23, 2008, a copy of which was provided to you as a member of the Board. For each $500,000 increment (which shall not be subject to proration) of EBITDA improvement against the Metric, you will earn a cash bonus of $50,000 (up to a maximum aggregate amount of 50% of your Base Salary during the Employment Term). The Compensation Committee of the Board will measure the level of such improvement achieved by the Company for the year-to-date period ending as of the earlier of (A) the end of the last full month of your employment as interim CEO or (B) December 31, 2008. Any bonus earned under this paragraph will be paid to you net of all applicable taxes and withholdings within 30 days of completion of the Company’s audited financial statements for FY 2008 prepared by and for the Company and filed by the Company with its Form 10-K for that fiscal year, but in no event later than March 15, 2009. Any bonus earned by you will be paid to you even if your employment with the Company as interim CEO terminates prior to December 31, 2008 or prior to the date of payment of the bonus. You will not eligible to earn any other bonus or incentive compensation from the Company during the Employment Term.

(c) Stock Option. In connection with the commencement of your employment as interim CEO, the Company will recommend to the Board that you be granted a stock option (the “Option”) to purchase 150,000 shares of the Company’s Common Stock at the next regularly scheduled Board meeting following your Start Date. The Option shall be granted with an exercise price equal to the closing price of the Company’s Common Stock as reported on the American Stock Exchange on the date of the grant. The Option will vest and become exercisable with respect to 14.28% of the shares on each monthly anniversary of the Option grant date during your Employment Term. The Option will be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code. The Option will be subject to the terms of the Company’s 2004 Performance Incentive Plan and the form of Executive Employee Incentive Stock Option Agreement, which agreement must be executed as a condition of the grant and exercise of the Option.

(d) Benefits. You will be entitled to participate, to the extent you are eligible under the terms and conditions thereof, in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other benefit plans which are generally available to employees of the Company and which may be in effect from time to time during your employment with the Company. The Company will be under no obligation to institute or continue the existence of any benefit plan described herein and may from time to time amend, modify or terminate any such benefit plan.

(e) Reimbursement of Business Expenses. You will be authorized to incur on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable business expenses, provided that such expenses are substantiated in accordance with Company policies.

(f) Reimbursement of Living Expenses. The Company will reimburse you for living expenses you incur for housing, food, transportation and other incremental expenses you incur during the Employment Term while maintaining your personal residence outside of the greater San Diego area, up to a maximum aggregate reimbursement of $5,000 per month. You will be required to provide substantiation of all of such expenses on Company approved expense report forms in accordance with Company policies. This $5,000 monthly amount may not be carried forward to a subsequent month to the extent not fully used in a particular month. These payments may be made as direct payments of your invoices or bills or by reimbursement to you of costs that you pay. You will be responsible for all income and employment taxes due on such payments; the Company will not provide a gross-up payment to cover such tax liabilities.

(g) Director Compensation. You acknowledge and agree that while serving as interim CEO you will forego the receipt of the annual stock option grant that you otherwise would have received on the date of the Company’s 2008 annual stockholder meeting as a non-employee director and you will forego the receipt of any other compensation that you otherwise would have received as a non-employee director of the Company during the Employment Term.

3. Nature of Employment.

(a) At-Will Employment. Your employment with the Company will at all times be “at will,” which means that either you or the Company may terminate your employment at any time, for any or no reason, with or without cause, subject only to the specific provisions of this Letter Agreement. Any contrary representations that may have been made or may be made to you at any time shall be superseded and governed by this Section 3. This Letter Agreement shall constitute the full and complete agreement between you and the Company on the “at will” nature of your employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Termination. The Company may terminate your employment at any time and for any or no reason, and with cause or without cause, by giving you no less than 60 days advance notice in writing. You may terminate your employment at any time by giving the Company no less than 60 days advance notice in writing. Your employment will terminate automatically in the event of your death or total and permanent disability.

(c) Termination of Agreement. This Letter Agreement will terminate on the earlier of December 31, 2008 or when all obligations of the parties hereunder have been satisfied. The termination of this Letter Agreement shall not limit or otherwise affect any of your obligations under Section 5(a), 7 or 8 or the Company’s obligations under Section 10.

4. Benefits Following Termination of Employment. If your employment terminates for any reason, you will not be entitled to receive payment of any severance benefits. You (or, in the event of your death, your estate) will receive payment(s) for all salary and unpaid vacation accrued as of the date of your termination of employment. In addition, your benefits will be continued under the Company’s then existing benefit plans and policies to the extent, if any, provided for under such plans and policies in effect on the date of termination and in accordance with applicable law.

5. Pre-employment Conditions.

(a) Confidentiality and Work for Hire Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to an officer of the Company of the Confidentiality and Work for Hire Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”). You hereby agree to continue to abide by the terms of the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement shall survive any termination of this Letter Agreement or of your employment relationship with the Company.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your Start Date, or our employment relationship with you may be terminated.

6. Conflicting Obligations. You represent that your performance of all the terms of this Letter Agreement will not breach any other agreement to which you are a party. You have not, and will not during the term of this Letter Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Letter Agreement.

7. Protective Covenant. You acknowledge and agree that should you take a position as an executive officer (other than an officer whose function substantially relates to financial matters) of any business where your duties, or those of others who report directly or indirectly to you, include any activities in the fields of electronically simulated sports games or interactive television, which in the reasonable judgment of the Company is, or as a result of your engagement or participation would become, directly competitive with any aspect of the business of the Company or any of its affiliates (a “Covered Position”), that such position would inevitably lead to a disclosure of confidential information in contravention of the Confidentiality Agreement. Accordingly and without limiting the provisions of the Confidentiality Agreement, you agree that during the Employment Term, you shall not accept employment in a Covered Position. You expressly acknowledge and agree that the foregoing restriction is reasonable and necessary in order to protect the confidential information of the Company and it affiliates.

8. Anti - Solicitation.

(a) Business Relationships. You promise and agree that you will not use any confidential information of the Company (as described in the Confidentiality Agreement) to influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates, either directly or indirectly, to divert their business away from the Company or any of its affiliates, to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any of its affiliates, and you will not use any confidential information of the Company (as set forth in the Confidentiality Agreement) to otherwise materially interfere with any business relationship of the Company or any of its affiliates.

(b) Employees. You promise and agree that during the Employment Term and for a period of one year thereafter, you will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six months prior thereto was, an employee of the Company or any of its affiliates who earned annually $25,000 or more as an employee of such entity during the last six months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with the Company or any of its affiliates.

9. Successors.

(a) Company’s Successors. This Letter Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Letter Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, which becomes bound by this Letter Agreement.

(b) Your Successors. This Letter Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Indemnification. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law and under the bylaws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from your good-faith performance of your duties and obligations to the Company. The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists (but in any case not for more than six years), after the term of this Letter Agreement in the same amount and on the same terms as the Company covers its other active officers and directors, if such coverage is obtainable, but in all events such coverage shall be at least in substantially the same amount and on substantially the same terms as the Company covers its other active officers and directors.

11. Tax Matters.

(a) Responsibility for Tax Obligations. You agree that you are responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment or equity award made to you hereunder (or any arrangement contemplated hereunder), that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to you hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

(b) Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A so that none of the benefits to be provided to you will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider and implement amendments to this Letter Agreement and to take such reasonable actions which are necessary, appropriate or desirable to ensure that you are not subject to additional tax or income recognition prior to actual payment to you under Code Section 409A; provided however that nothing in this sentence shall obligate the Company to amend this Letter Agreement in any way that increases the aggregate cost to the Company of providing the benefits specified herein.

12. Miscellaneous Provisions.

(a) Amendments and Waivers. Any term of this Letter Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Letter Agreement, including any Exhibit hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c) Notices. Any notice required or permitted by this Letter Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(d) Severability. If one or more provisions of this Letter Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Letter Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Letter Agreement shall be enforceable in accordance with its terms.

(e) Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(f) Arbitration. Any controversy arising out of or relating to your employment (whether or not before or after the expiration of the Employment Term), any termination of your employment, this Letter Agreement, the Confidentiality Agreement referred to in Section 5, the option agreement, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in San Diego County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 12(f).

The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Company).

Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 12(f), you and the Company acknowledge that any breach of any of the covenants or provisions contained in Sections 7 or 8 of this Agreement or in the Confidentiality Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 7 or 8 of this Agreement or in the Confidentiality Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

(g) Advice of Counsel. Each party to this Letter Agreement acknowledges that, in executing this Letter Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Letter Agreement. This Letter Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

To indicate your acceptance of the Company’s offer, please sign and date this Letter Agreement in the space provided below and return it to me on or before May 30, 2008, along with a signed and dated original copy of the Confidentiality Agreement. This Letter Agreement, together with the Confidentiality Agreement and the agreements expressly referenced herein, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This Letter Agreement will be governed by the laws of California, without regard to its conflict of laws provisions. In the event of any conflict in terms between this Letter Agreement and any other agreement between you and the Company (including without limitation the two exhibits and the other agreements referenced herein), the terms of this Letter Agreement shall prevail. This Letter Agreement may not be modified or amended except by a written agreement, signed by a member of the Board (other than you) and yourself. No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Very truly yours,

NTN Buzztime, Inc.

By:	/S/ GARY ARLEN
Gary Arlen, on behalf of the Board of Directors

ACCEPTED AND AGREED:

/S/ MICHAEL FLEMING

Signature

May 29, 2008
Date

Exhibit A:	Confidentiality and Work for Hire Agreement

EXHIBIT A

CONFIDENTIALITY AND WORK FOR HIRE AGREEMENT

(Employee)

This Agreement is made and entered into as of May 29, 2008 by and between NTN BUZZTIME, INC. and any of its affiliates, having a principal place of business at 5966 La Place Court, Carlsbad, California 92008-8830 and Michael Fleming (“Employee”), and shall remain in full force and effect from and after the date hereof.

Employee acknowledges that by reason of his or her affiliation with NTN BUZZTIME, INC. Employee will have access to confidential information (as defined herein) relating to existing and planned business activities, including but not limited to, entertainment programming, the development of certain computer hardware and computer software and the marketing and advertising strategies related thereto in connection with the development, implementation and operation of information, education and entertainment products and services.

Confidential information shall mean all intellectual property rights and information, whether written or oral, including but not limited to, data, computer hardware and/or software programs, summaries, diagrams, reports and/or memoranda, as if written, however produced or reproduced, which is identified or marked confidential, or which, by the nature of the circumstances surrounding disclosure, should be considered, in good faith, to be treated as proprietary and confidential, and all other proprietary information relating to NTN BUZZTIME, INC. and any of its affiliates and their respective businesses (as currently conducted and as proposed to be conducted), properties and assets.

Employee shall not (1) divulge or disclose, directly or indirectly, any confidential information to any person, firm, corporation or other entity, for any purpose or reason whatsoever, or (2) make use of any confidential information for Employee’s purposes or for the benefit of any person, firm, corporation or other business entity except to the extent that (a) such confidential information is, in fact, obtainable from public sources (other than as a result of Employee’s breach of this agreement) or (b) such disclosure is required by applicable law or authorized in writing by an authorized representative of NTN BUZZTIME, INC. The prohibition against disclosure of confidential information shall survive the termination of Employee’s employment with NTN BUZZTIME, INC.

Employee shall promptly disclose and hereby irrevocably grants and assigns to NTN BUZZTIME, INC. for NTN BUZZTIME, INC.’s. sole use and benefit, all rights of every kind and character whatsoever, exclusively and perpetually, in and to all services performed by Employee, and to any and all (a) inventions, improvements, technical information, systems, software, programs, designs, drawings and suggestions, whether patented, patentable or unpatentable (“Inventions”), and (b) characters, character names, original works of authorship, literary works (including, but not limited to, computer software), audiovisual works, translations, compilations and other copyrightable or uncopyrightable works which are originated or produced by Employee (solely or jointly with others) (“Works”) which Employee may conceive, develop or acquire during his or her employment with NTN BUZZTIME, INC. (whether or not during usual working hours), together with all patent applications, letters patent, or other patent rights, and trademark, trade name, service marks and copyrights and all applications, registrations, renewals and reissues thereof that may at any time be granted for or upon any such Invention or Works, and (c) to all other such intangible rights (collectively, the “Developed Properties”). If for any reason such results and proceeds are deemed not to be a work made for hire, Employee hereby irrevocably assigns to NTN BUZZTIME, INC., to the fullest extent permitted by law, all of Employee’s right, title and interest thereto. Employee waives all so-called “moral rights of authors”, “droit moral” rights and other similar rights throughout the world, however denominated. Employee will, upon NTN BUZZTIME, INC.’s request, execute, acknowledge and deliver to NTN BUZZTIME, INC.

such additional documents as NTN/BUZZTIME, INC. may deem necessary to evidence and effectuate NTN BUZZTIME, INC’s rights hereunder. Employee hereby grants NTN BUZZTIME, INC. the right, as Employee’s attorney-in-fact, to execute, acknowledge, deliver and record in the U.S. Copyright Office or elsewhere any and all such documents that Employee fails to execute, acknowledge, deliver and record. In connection therewith:

(i)	Employee warrants that all Works will be original, will not have been previously published in whole or in part, will not infringe upon any rights of others or contain libelous material, and will not have been previously assigned, licensed or otherwise encumbered;

(ii)	Employee shall, without charge, but at the expense of NTN BUZZTIME, INC., promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of NTN BUZZTIME, INC. to vest title to the Developed Properties in NTN BUZZTIME, INC. and to enable NTN BUZZTIME, INC. to maintain the entire right, title and interest thereto throughout the universe; and

(iii)	Employee shall render to NTN BUZZTIME, INC. at its expense all such reasonable assistance as it may require in the prosecution of applications for said copyrights, patents, trademarks, trade names, service marks or renewals or reissues thereof, in the prosecution or defense of interferences which may be declared involving any of said copyrights, NTN BUZZTIME, INC. may be involved relating to any Developed Properties.

(iv)	Employee’s obligation to cooperate with and assist NTN BUZZTIME, INC. in obtaining and enforcing patents, copyrights, trademarks, trade secrets, and other rights and protection shall continue beyond the termination of Employee’s engagement by NTN BUZZTIME, INC..

(v)	In the event NTN BUZZTIME, INC. is unable for any reason whatsoever to secure the signature of Employee to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, Employee hereby irrevocably designates and appoints NTN BUZZTIME, INC. and its duly authorized officers and agents as agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or copyright thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to NTN BUZZTIME, INC. any and all claims of any nature whatsoever which Employee may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

(vi)	Employee represents that there is no agreement with any other party that would conflict with his/her obligations under this Agreement.

All documents, drawings, writings, information and data of whatever kind and nature that may be provided to Employee in connection with his or her employment with NTN BUZZTIME, INC., and all copies thereof, shall be promptly returned to NTN BUZZTIME, INC. upon completion or termination of the business relationship between Employee and NTN BUZZTIME, INC..

This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State. If any provision of this Agreement is held to be illegal or invalid, such provision shall be deemed to be severed and deleted, and neither the provision nor its deletion shall effect the validity of the remaining provisions, except where specifically stated otherwise herein. This Agreement may be modified only by a writing signed by NTN BUZZTIME, INC. and Employee.

The parties agree to indemnify, defend and hold each other harmless and each other’s officers, employees, and representatives and such party’s successors, licensees and assigns in the event of any threat or assertion of any claim, action or proceeding inconsistent with any of the foregoing representations and/or warranties.

Employee may not assign this Agreement, in whole or in part. This Agreement shall inure to the benefit of and may be enforced by NTN BUZZTIME, INC., its successors, affiliates or assigns and shall be binding upon the Employee, his or her heirs, successors, assigns, legal representatives, executors, administrators and other successors-in-interest.

Employee agrees to execute all documents and do all acts as may be reasonably necessary, convenient or desirable in order to effect the provisions of this Agreement.

In the event that either party is required to bring any action, suit or other proceeding against the other party arising out of this Agreement, the prevailing party shall recover all of such party’s reasonable attorneys’ fees and costs throughout the entire proceedings.

This Agreement may be executed in counterparts which taken together shall constitute one document.

ACCEPTED AND AGREED:		ACCEPTED AND AGREED:

EMPLOYEE		NTN BUZZTIME, INC.

By:	/S/ MICHAEL FLEMING	By:	/S/ GARY ARLEN
	Signature		Signature
Print Name:	MICHAEL FLEMING	Title:	On behalf of the Board of Directors

Dated:	May 29, 2008	Dated:	May 30, 2008

EXHIBIT “A”

Section 2872. NOTICE TO EMPLOYEE; BURDEN OF PROOF

If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

(Added to Stats. 1979, c. 1001, p. 3401, Section 1.)

Section 2870. EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(Added by Stats. 1979, c. 1001, p. 3401, Section 1. Amended by Stats. 1986, c. 345, Section 1.)

Nothing herein shall be deemed to vary or modify the status or nature of the undersigned employee’s relationship to Company.

I hereby acknowledge receipt of notice from the Company pursuant to Section 2872 of Art. 3.5, Chapter 2 of Division 3 of the California Labor Code (as set forth herein as Exhibit “A”). I understand that the Company agrees that notwithstanding anything to the contrary in this Section 2, nothing in this Agreement shall apply to any invention which qualifies fully under the provisions of Section 2872 of the California Labor Code.

Date:	May 29, 2008	By:	/S/ MICHAEL FLEMING
Employee Signature

MICHAEL FLEMING
(Print Name)